Exhibit 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Announces Results for the Third Quarter Ended September 30, 2011

WINSTON-SALEM, N.C., November 8, 2011 -- Primo Water Corporation (Nasdaq: PRMW), a leading provider of bottled water exchange and refill services, innovative beverage appliances and related consumables sold through major retailers in the United States and Canada, today announced financial results for the third quarter ended September 30, 2011.

Business Highlights:

•	Record third quarter sales increased to $24.1 million or by 121% compared to the prior year.

•	147% increase in water dispenser unit sales sold-in to retailers and a 31% increase in unit sales sold-thru retailers to end consumers compared to Q3 of the prior year.

•
Addition of 1,200 locations selling Primo’s products and/or water during the quarter.   Primo added 700 locations that offer appliances and 500 locations that offer water (exchange or refill) for a total of 22,600 locations at the end of the third quarter.

•	Non-GAAP pro forma fully-taxed EPS of ($0.04) and GAAP EPS of ($0.14) compared to non-GAAP pro forma fully-taxed EPS of ($1.20) and GAAP EPS of ($4.04) in prior year.

•
Company launched the Primo Flavorstation carbonating appliance for the 2011 holiday season in over 500 retail locations and through a direct sales campaign and a new website including an online store at www.primoflavorstation.com.

Third Quarter Results

Total net sales increased 121% to $24.1 million from $10.9 million in the third quarter of 2010. This increase was due to significant growth in both Water and Product segment sales.

Water segment sales for the third quarter of 2011 increased approximately 124% to $16.8 million compared to $7.5 million in the third quarter of 2010. Sales from the Water segment consist of sales of multi-gallon purified bottled water (“exchange services”) and self-serve filtered drinking water vending services (“refill services”).  The sales improvement was due to the acquisition of the refill business in November 2010, and a 29% increase in sales of exchange services.  Water segment sales represented approximately 70% of total sales during the quarter for both 2011 and 2010.

The Company’s water appliance sales for the third quarter of 2011 increased approximately 116% to $7.3 million compared to $3.4 million in the third quarter of 2010. The increase was due primarily to the addition of 700 locations that offer appliances as well as increased sell-thru growth at existing locations which benefited from promotions during the quarter.  Dispenser unit sales to end consumers grew approximately 31% for the third quarter of 2011 compared to 2010, which reflects an acceleration of growth from the first half of 2011.

“We are extremely pleased with the acceleration of sales growth and our ability to generate financial results in-line with our expectations for the quarter,” commented Billy D. Prim, Primo Water’s President and Chief Executive Officer.  “We continued to invest in new innovative products during the quarter and we are excited about the launch of our Primo Flavorstation products for the holiday season.  We remain committed to our goal of increasing household adoption of our products and consumables and expanding our retail location footprint to enable us to generate increased sales and profitability long-term.”

The following table sets forth information regarding locations where our products and water are sold as well as certain sales information.

	3Q11	3Q10	% Change
Total Locations (in thousands)	22.6	13.4	69%
Appliance Locations (in thousands)	6.2	5.5	13%
Appliance Units (sell-in) (in thousands)	111.0	45.0	147%
Appliance Units (sell-thru) (in thousands)	87.8	67.0	31%
Water Locations (in thousands)	16.4	7.9	108%

During the third quarter of 2011, the Company continued its retail rollout strategy by adding 1,200 total locations.  Primo added 700 new appliance locations and 500 new water locations during the quarter.  The Company is now reporting appliance and total locations to provide increased transparency into appliance location growth.  The Company believes that expanded points of distribution for its appliances will lead to an increase in new users of its consumables.  The Company considers any location that offers its appliances, exchange or refill services as a unique selling location; as a result, there is overlap for existing locations that offer multiple Primo products.

Gross profit for the third quarter of 2011 increased to $5.4 million compared to gross profit of $2.3 million last year.  The gross profit margin increased to 22% compared to 21% in the third quarter of 2010.

Selling, general and administrative ("SG&A") expenses were $5.5 million or 23% of net sales for the third quarter of 2011, compared to $3.3 million or 30% of net sales in for the third quarter of 2010. The increased expense on a dollar basis is the result of expenses related to the development and marketing of new carbonated beverage appliances, increased headcount necessary to operate as a public company, additional expenses related to the Company’s recent acquisitions and the costs of operating duplicate back-office operations following the acquisitions.  There were approximately $0.2 million in non-recurring acquisition-related charges during the quarter.

The GAAP net loss for the third quarter of 2011 was ($3.3) million or ($0.14) per share, compared to ($5.9) million or ($4.04) per share in the same period in the prior year.  In addition, for the third quarter of 2011, non-GAAP pro forma fully-taxed net loss was ($1.0) million or ($0.04) per share and the Company reported non-GAAP adjusted EBITDA of $0.6 million.  The Company does not expect to pay U.S. income taxes in the near future as it has sufficient net operating loss carryforwards to offset taxable income.

Fourth Quarter Launch of New Carbonating Appliances

The Company launched its Flavorstation appliances that use Primo’s unique line of Sparkling Beverage Mixes (“flavors”) and Primo Sparklers (“CO2 cylinders”) for 2011 holiday season.  The products will be offered through specialty catalog, television home shopping and direct-to-consumer channels and in over 500 retail locations.  The Company believes that sales of appliances (both its water dispensers and its Flavorstations) are a significant factor in building a user base that will drive consumption of the Company’s higher margin consumables.  The Company is offering multiple flavors and CO2 cylinders in addition to the appliances.

“The Flavorstation products represent an extension of our overall razor/razorblade strategy.  We believe the introduction of the Flavorstation products will provide numerous high margin “razorblades.” We continue to expect that these appliances and consumable products will positively impact our long-term growth prospects,” added Prim.

Guidance

The Company continues to expect rapid growth in both its Product and Water (exchange and refill) segments.  For the fourth quarter of 2011 the Company believes water dispenser sales will increase over 80% and Water segment sales will increase over 50% compared to the prior year.  The Company expects to have limited sales of Flavor Station appliances during the fourth quarter due to delays in reformulating its flavors, which resulted in the launch of the Flavorstation appliances being delayed.  The Company believes that flavors are a critical factor to consumer attachment. The reformulation of the flavors is now complete and the Company uses all natural flavoring. Due to the delayed launch of its Flavorstation appliance, the Company now expects fourth quarter sales to be limited to $1 - $2 million compared to the $5 - $7 million previously expected.

The Company has updated its guidance for the fourth quarter of 2011 as a result of the delayed launch of its Flavorstation appliances.  The Company now expects fourth quarter sales to be $22.0 to $24.0 million compared to prior guidance of $27.0 to $29.5 million, fourth quarter net loss per share to be ($0.16) to ($0.22) compared to prior guidance of ($0.15) to ($0.21), and fourth quarter non GAAP pro forma fully-taxed net loss per share to be ($0.06) to ($0.10) compared to prior guidance of ($0.05) to ($0.10).  As previously discussed in today’s release, the Company is now providing “total” locations to highlight the importance of locations that offer its appliances (water dispensers and Flavorstations) and expects to end 2011 with 23,000 to 25,000 total locations.

The adjustments from GAAP EPS to non-GAAP pro forma fully-taxed EPS consist of adjustments related to preferred dividends, provision for income taxes, non-cash stock-based compensation, acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates.

For 2012, the Company continues to expect strong Product and Water segment sales increases as indicated in previously guidance.  The Company expects to have greater visibility regarding sales of its Flavorstation appliances and related consumables and intends to provide full guidance for 2012 early in the first quarter of next year.

Mr. Prim concluded, “We are very pleased with our third quarter results with our revenues more than doubling.  With growth in our water appliance business and our Flavorstation launch we expect increased sales in our corresponding high margin Water segment as well as our new consumables for our Flavorstation appliances.  We believe we are well-positioned for sustained long-term growth.

We intend to continue to execute on our three long-term strategies:
•	Increase total retail locations to 50,000 - 60,000;
•	Increase sales of innovative appliances (water dispensers & Flavorstation), which we believe will lead to greater household penetration and sales of consumables; and
•	Pursue strategic acquisitions.”

Conference Call and Webcast

The Company will hold a conference call and live webcast today, November 8, 2011, at 4:30 p.m.  The call and webcast will be broadcast live over the Internet, hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through November 22, 2011.  In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation is a rapidly growing provider of innovative beverage appliances and consumables with a razor /razorblade business model.  Its consumables consist of water, CO2 cylinders and flavors sold through major retailers throughout the United States and Canada. The Company's appliances provide an environmentally friendly, economical, convenient and healthy solution for consuming beverages.

Forward-Looking Statements

Certain statements contained herein (including our fourth quarter 2011 guidance, expectations regarding 2012 sales and expectations regarding our Flavorstation appliance line and related consumables) are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company's exchange and refill services, its water dispensers and Flavorstations and related consumables, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industry in general, the Company’s experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate the recently acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings (including the Flavorstation line of appliances) within the anticipated timeframe or at all, the Company’s inability to amend its credit facility to eliminate breaches of certain financial covenants and the failure of lenders to honor their commitments under the Company's credit facility, as well as other risks described more fully in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

To supplement its financial statements, the Company also provides investors with information related to non-GAAP pro forma fully-taxed net income (loss) per basic and diluted share and adjusted EBITDA, which are both non-GAAP financial measures. The Company believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  Management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.  These measures are also presented to the Company’s board of directors.

Non-GAAP pro forma fully-taxed net loss per share consists of net loss attributable to common shareholders plus preferred dividends, the provision for income taxes, non-cash stock-based compensation expense, acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates divided by the weighted average number of shares of common stock outstanding during each period. Primo believes non-GAAP pro forma fully-taxed net loss per share is useful to an investor because it is widely used to measure a Company's operating performance.

EBITDA consists of the net loss attributable to common shareholders plus preferred dividends, depreciation and amortization, interest expense and the provision for income taxes.  Adjusted EBITDA consists of EBITDA further adjusted for non-cash stock-based compensation expense, acquisition-related costs, and pro forma effect of expected acquisition synergies. The Company uses adjusted EBITDA as a measure of operating performance because it assists management in comparing performance on a consistent basis, as, among other things, it removes from operating results the impact of the Company's capital structure, non-cash charges and non-recurring acquisition-related costs and gives pro forma effect to expected acquisition synergies.  The Company believes adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because it is widely used to measure a Company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and presents a meaningful measure of corporate performance exclusive of the Company's capital structure, and the method by which assets were acquired.  Primo also uses adjusted EBITDA for purposes of determining executive and senior management incentive compensation as well as for determining covenant compliance under its credit agreement.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

FINANCIAL TABLES TO FOLLOW

Primo Water Corporation
Consolidated Balance Sheets
(in thousands, except par value data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash	$1,191	$443
Accounts receivable, net	13,198	6,605
Inventories	10,301	3,651
Prepaid expenses and other current assets	2,516	1,838
Total current assets	27,206	12,537

Bottles, net	3,895	2,505
Property and equipment, net	44,831	34,890
Intangible assets, net	22,718	11,039
Goodwill	82,936	77,415
Other assets	1,331	1,225
Total assets	$182,917	$139,611

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,894	$4,547
Accrued expenses and other current liabilities	8,399	2,923
Current portion of long-term debt, capital leases and notes payable	15	11
Total current liabilities	24,308	7,481

Long-term debt, capital leases and notes payable, net of current portion	1,547	17,945
Other long-term liabilities	1,257	748
Total liabilities	27,112	26,174

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value 70,000 shares authorized, 23,645 and 19,021 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	24	19
Additional paid-in capital	270,855	220,125
Common stock warrants	6,966	6,966
Accumulated deficit	(121,109)	(113,723)
Accumulated other comprehensive (loss) income	(931)	50
Total stockholders’ equity	155,805	113,437
Total liabilities and stockholders’ equity	$182,917	$139,611

Primo Water Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net sales	$24,110	$10,899	$61,950	$31,901
Operating costs and expenses:
Cost of sales	18,715	8,591	45,912	25,263
Selling, general and administrative expenses	5,540	3,263	14,085	8,799
Acquisition-related costs	249	29	1,167	307
Depreciation and amortization	2,547	1,103	6,707	3,113
Total operating costs and expenses	27,051	12,986	67,871	37,482
Loss from operations	(2,941)	(2,087)	(5,921)	(5,581)
Interest expense	(190)	(936)	(957)	(2,400)
Other expense, net	-	33	1	33
Loss before income taxes	(3,131)	(2,990)	(6,877)	(7,948)
Provision for income taxes	(166)	-	(509)	-
Net loss	(3,297)	(2,990)	(7,386)	(7,948)
Preferred dividends	-	(2,896)	-	(4,060)
Net loss attributable to common shareholders	$(3,297)	$(5,886)	$(7,386)	$(12,008)

Basic and diluted loss per common share:
Net loss attributable to common shareholders	$(0.14)	$(4.04)	$(0.35)	$(8.25)

Basic and diluted weighted average common shares outstanding	23,645	1,458	20,981	1,456

Primo Water Corporation
Non-GAAP Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net loss attributable to common shareholders	$(3,297)	$(5,886)	$(7,386)	$(12,008)
Preferred dividends	-	2,896	-	4,060
Net loss	(3,297)	(2,990)	(7,386)	(7,948)
Depreciation and amortization	2,547	1,103	6,707	3,113
Interest expense	190	936	957	2,400
Provision for income taxes	166	-	509	-

EBITDA	(394)	(951)	787	(2,435)
Non-cash, stock-based compensation expense	231	113	658	394
Acquisition-related costs	249	29	1,167	307
Pro forma effect of expected acquisition synergies	504	-	1,872	-

Adjusted EBITDA	$590	$(809)	$4,484	$(1,734)

Net loss attributable to common shareholders	$(3,297)	$(5,886)	$(7,386)	$(12,008)
Preferred dividends	-	2,896	-	4,060
Provision for income taxes	166	-	509	-
Loss before income taxes	(3,131)	(2,990)	(6,877)	(7,948)
Non-cash, stock-based compensation expense	231	113	658	394
Acquisition-related costs	249	29	1,167	307
Amortization of intangible assets	535	75	1,194	140
Pro forma effect of expected acquisition synergies	504	-	1,872	-
Pro forma effect of full income tax	596	1,026	735	2,630

Non-GAAP net loss	$(1,016)	$(1,747)	$(1,251)	$(4,477)

Basic and Diluted non-GAAP net loss per share	$(0.04)	$(1.20)	$(0.06)	$(3.07)

Basic and diluted shares used to compute non-GAAP net income per share	23,645	1,458	20,981	1,456